Exhibit 10.2

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (this “Agreement”) is entered into by and between Annaly Capital Management, Inc. (the “Company”) and David L. Finkelstein (the “Executive”) as of February 12, 2020.

WHEREAS, the Company desires to employ the Executive and the Executive desires to accept such employment with the Company.

WHEREAS, the Company has entered into an internalization agreement, dated as of the date hereof, by and among (i) the Company, (ii) AMCO Acquisition LLC, a Delaware limited liability company and direct, wholly-owned subsidiary of the Company, (iii) AMCO Holding Management Company LLC, a Delaware limited liability company (“HoldCo”), (iv) the members of HoldCo (the “HoldCo Members”), (v) AMCO OpCo Holding Company LLC, a Delaware limited liability company (“OpCo Holdings”), (vi) AMCO LP Holding Company LP, a Delaware limited partnership (“ALP”), (vii) AMCO Manager Holdings LLC, a Delaware limited liability company (“AMH”), and (viii) Annaly Management Company LLC, a Delaware limited liability company (“Manager” and, together with OpCo Holdings, ALP and AMH, the “Manager Entities”) pursuant to which the Company will become an internally managed company (the “Internalization”).

NOW, THEREFORE, in consideration of the premises and of the mutual covenants and agreements hereinafter set forth, the Company and the Executive hereby agree as follows:

1.	Employment.

(a)    Term. The term of this Agreement shall begin upon the closing of the Internalization (the “Effective Date”), and shall continue until the date the Company has paid the 2020 Cash Bonus and granted the 2020 Bonus RSU (each as defined in Section 2(b) below), which shall be no later than March 15, 2021 (the “Term End Date”), or until the termination of the Executive’s employment, if earlier. The period commencing on the Effective Date and ending on the date on which the term of this Agreement terminates is referred to herein as the “Term.”

(b)    Duties. During the Term, the Executive shall serve as the Chief Investment Officer of the Company, with duties consistent with those currently performed by the Executive for the Manager Entities, and shall report to the Chief Executive Officer of the Company (the “CEO”). The Executive shall perform all duties and accept all responsibilities incident to such position as may be reasonably and lawfully assigned to the Executive by the CEO. The Executive represents to the Company that the Executive is not subject to or a party to any employment agreement, noncompetition covenant, or other agreement that would be breached by, or prohibit the Executive from, executing this Agreement and performing fully the Executive’s duties and responsibilities hereunder.

(c)    Best Efforts. During the Term, the Executive shall devote the Executive’s best efforts and full time and attention to promote the business and affairs of the Company and its Affiliates, and shall not be engaged in other business activities. The foregoing shall not be construed as preventing the Executive from (1) serving on civic, educational, philanthropic or charitable boards or committees, or, with the prior written consent of the CEO, in its sole discretion, on corporate boards, and (2) managing personal investments; so long as such activities are permitted under the Company’s code of conduct and employment policies, do not violate the provisions of Section 8 below, and do not interfere or conflict with the Executive’s obligations to the Company hereunder. The Executive shall provide notice of any activity under Section 1(c)(1) to the Company.

(d)    Principal Place of Employment. The Executive understands and agrees that the Executive’s principal place of employment will be in the Company’s offices located in the New York City metropolitan area and that the Executive will be required to travel for business in the course of performing the Executive’s duties for the Company.

(e)    Resignation of Positions. Effective as of the date of any termination of employment, the Executive shall resign from all Company-related positions, including as an officer and director of the Company and its parents, subsidiaries and Affiliates.

2.    Compensation.

(a)    Base Salary. During the Term, the Company shall pay the Executive a base salary (“Base Salary”), at the annual rate of $750,000, which shall be paid in installments in accordance with the Company’s normal payroll practices. The Executive’s Base Salary shall be reviewed annually by the Board of Directors of the Company (the “Board”) pursuant to the normal performance review policies and may be increased but not decreased from time to time as the Board deems appropriate. The Compensation Committee of the Board (the “Compensation Committee”) may take any actions of the Board pursuant to this Agreement. Notwithstanding anything to the contrary, any amounts payable by the Company under this Agreement may be paid through the Company’s direct or indirect wholly owned subsidiaries, as determined by the Company.

(b)    Incentive Compensation.

(1)    For the 2020 calendar year, the Executive shall receive a minimum annual cash bonus equal to not less than $5,400,000, which shall be paid to the Executive in January 2021 (or such other time as the Company pays its annual 2020 bonuses in 2021, but no later than March 15, 2021) (the “2020 Cash Bonus”). To earn and receive the 2020 Cash Bonus, the Executive must be employed on the date the 2020 Cash Bonus is paid. The 2020 Cash Bonus received may be greater based upon performance and other factors in accordance with the Company’s compensation policies and procedures.

(2)    For the 2020 calendar year, the Executive shall be entitled to receive long-term incentive compensation consisting of an award of restricted stock units (“RSUs”) with a value equal to not less than $1,350,000 (“2020 Bonus RSUs”), covering a number of shares of common stock of the Company (“Shares”) determined by dividing $1,350,000 by the Share Price (as defined below) as of the date of grant, rounded to the nearest whole number. The 2020 Bonus RSUs shall be granted under the Company’s then current long term equity incentive plan and the Company’s standard form of RSU agreement, in each case consistent with the text of this Agreement and Exhibit A. The 2020 Bonus RSUs shall be granted at the same time that the Company grants its annual equity 2020 awards, which shall be no later than March 15, 2021. To receive the grant of 2020 Bonus RSUs, the Executive must be employed on the date the 2020 Bonus RSUs are granted. The 2020 Bonus RSUs granted may be greater based upon performance and other factors in accordance with the Company’s compensation policies and procedures. The Compensation Committee will make all determinations with respect to the 2020 Bonus RSUs in good faith, in consultation with the CEO, and in compliance with the text of this Agreement Exhibit A. “Share Price” shall mean the closing price per Share at the close of regular hours trading on the New York Stock Exchange on the relevant date.

(3)    At the closing of the Internalization, the Executive shall be entitled to receive long-term incentive compensation consisting of an award of RSUs with a value equal to $2,500,000 (the “Internalization RSUs”), covering a number of Shares determined by dividing $2,500,000 by the Share Price as of the date of grant, rounded to the nearest whole number. The Internalization RSUs shall be granted under the Company’s then current long term equity incentive plan and the Company’s standard form of RSU Agreement, in each case consistent with the text of this Agreement and Exhibit A. The Internalization RSUs shall be granted promptly upon the closing of the Internalization. To receive the grant of Internalization RSUs, the Executive must be employed on the date the Internalization RSUs are granted. The Compensation Committee will make all determinations with respect to the Internalization RSUs in good faith, in consultation with the CEO, and in compliance with the text of this Agreement Exhibit A.

3.    Retirement and Welfare Benefits. During the Term, the Executive shall be eligible to participate in the health, life insurance, long-term disability, retirement and welfare benefit plans and programs available to employees of the Company, pursuant to their respective terms and conditions. Nothing in this Agreement shall preclude the Company or any Affiliate of the Company from terminating or amending any employee benefit plan or program from time to time after the Effective Date.

4.    Vacation. During the Term, the Executive shall be entitled to vacation each year and holiday and sick leave at levels commensurate with those provided to other executives of the Company, in accordance with the Company’s vacation, holiday and other pay-for-time-not-worked policies.

5.    Business Expenses. The Company shall reimburse the Executive for all necessary and reasonable travel (which does not include commuting) and other business expenses incurred by the Executive in the performance of the Executive’s duties hereunder in accordance with such policies and procedures as the Company may adopt generally from time to time for executives.

6.    Definitions. For purposes of this Agreement, the following terms shall have the following meanings:

(a)    “Affiliate” shall mean any subsidiary of the Company or other entity under common control with the Company.

(b)    “Release” shall mean a separation agreement and general release of any and all claims against the Company, its Affiliates, and all related parties including with respect to all matters arising out of the Executive’s employment by the Company, and the termination thereof. The Release will be in the form provided by the Company.

7.    Section 409A.

(a)    This Agreement is intended to comply with section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), and its corresponding regulations, or an exemption thereto, and payments may only be made under this Agreement upon an event and in a manner permitted by section 409A of the Code, to the extent applicable. Severance benefits under this Agreement are intended to be exempt from section 409A of the Code under the “short-term deferral” exception, to the maximum extent applicable, and then under the “separation pay” exception, to the maximum extent applicable. Notwithstanding anything in this Agreement to the contrary, if required by section 409A of the Code, if the Executive is considered a “specified employee” for purposes of section 409A of the Code and if payment of any amounts under this Agreement is required to be delayed for a period of six months after separation from service pursuant to section 409A of the Code, payment of such amounts shall be delayed as required by section 409A of the Code, and the accumulated amounts shall be paid in a lump-sum payment within 10 days after the end of the six-month period. If the Executive dies during the postponement period prior to the payment of benefits, the amounts withheld on account of section 409A of the Code shall be paid to the personal representative of the Executive’s estate within 60 days after the date of the Executive’s death.

(b)    All payments to be made upon a termination of employment under this Agreement may only be made upon a “separation from service” under section 409A of the Code. For purposes of section 409A of the Code, each payment hereunder shall be treated as a separate payment, and the right to a series of installment payments under this Agreement shall be treated as a right to a series of separate payments. In no event may the Executive, directly or indirectly, designate the calendar year of a payment. Notwithstanding any provision of this Agreement to the contrary, in no event shall the timing of the Executive’s execution of the Release, directly or indirectly, result in the Executive’s designating the calendar year of payment of any amounts of deferred compensation subject to section 409A of the Code, and if a payment that is subject to execution of the Release could be made in more than one taxable year, payment shall be made in the later taxable year.

(c)    All reimbursements and in-kind benefits provided under this Agreement shall be made or provided in accordance with the requirements of section 409A of the Code, including, where applicable, the requirement that (i) any reimbursement be for expenses incurred during the period specified in this Agreement, (ii) the amount of expenses eligible for reimbursement, or in-kind benefits provided, during a calendar year not affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other calendar year, (iii) the reimbursement of an eligible expense be made no later than the last day of the calendar year following the year in which the expense is incurred, and (iv) the right to reimbursement or in-kind benefits not be subject to liquidation or exchange for another benefit.

8.    Restrictive Covenants.

(a)    Performance Track Record. Notwithstanding any other provisions of this Agreement or other employment arrangement between the Executive and the Company and its subsidiaries, including the Manager Entities, if, prior to the Term End Date, the Executive’s employment with the Company terminates for any reason, then the Executive shall be permitted to use at any time after Executive’s employment by the Manager Entities or the Company the track record of the performance, while employed by the Manager Entities or the Company, of the Company’s comprehensive or any individual business unit’s portfolio and individual assets, including, records and material pertaining to the track record of the performance of the Company’s comprehensive or any individual business unit’s portfolio and individual assets, for marketing or other use. Such marketing or other use will be either confidential in nature or in accordance with applicable securities laws, rules and regulations.

(b)    Proprietary Information. Subject to the provisions of Section 8(a), at all times, the Executive will hold in strictest confidence and will not disclose, use, lecture upon or publish any of the Proprietary Information (defined below) of the Company or an Affiliate, except as such disclosure, use or publication may be required in connection with the Executive’s work for the Company or as described in Section 8(a) above or Section 8(d) below, or unless the Company expressly authorizes such disclosure in writing. “Proprietary Information” shall mean any and all confidential and/or proprietary knowledge, data or information of the Company and its Affiliates and shareholders, including but not limited to information relating to financial matters, investments, budgets, business plans, marketing plans, personnel matters, business contacts, products, processes, know-how, designs, methods, improvements, discoveries, inventions, ideas, data, programs, and other works of authorship.

(c)    Reports to Government Entities. Nothing in this Agreement shall prohibit or restrict the Executive from initiating communications directly with, responding to any inquiry from, providing testimony before, providing confidential information to, reporting possible violations of law or regulation to, or filing a claim or assisting with an investigation directly with a self-regulatory authority or a government agency or entity, including the Equal Employment Opportunity Commission, the Department of Labor, the National Labor Relations Board, the Department of Justice, the Securities and Exchange Commission, Congress, any agency Inspector General or any other federal, state or local regulatory authority (collectively, the “Regulators”), or from making other disclosures that are protected under the whistleblower provisions of state or federal law or regulation. The Executive does not need the prior authorization of the Company to engage in conduct protected by this subsection, and the Executive does not need to notify the Company that the Executive has engaged in such conduct. Please take notice that federal law provides criminal and civil immunity to federal and state claims for trade secret misappropriation to individuals who disclose trade secrets to their attorneys, courts, or government officials in certain, confidential circumstances that are set forth at 18 U.S.C. §§ 1833(b)(1) and 1833(b)(2), related to the reporting or investigation of a suspected violation of the law, or in connection with a lawsuit for retaliation for reporting a suspected violation of the law.

(d)    Inventions Assignment. The Executive agrees that all inventions, innovations, improvements, developments, methods, designs, analyses, reports, and all similar or related information which relates to the Company’s or its Affiliates’ actual or anticipated business, research and development or existing or future products or services and which are conceived, developed or made by the Executive while employed by the Company (“Work Product”) belong to the Company. The Executive will promptly disclose such Work Product to the Board and perform all actions reasonably requested by the Board (whether during or after the Term) to establish and confirm such ownership (including, without limitation, assignments, consents, powers of attorney and other instruments). If requested by the Company, the Executive agrees to execute any inventions assignment and confidentiality agreement that is required to be signed by Company employees generally.

(e)    Return of Company Property. Upon termination of the Executive’s employment with the Company for any reason, and at any earlier time the Company requests, the Executive will deliver to the person designated by the Company all originals and copies of all documents and property of the Company or an Affiliate that is in the Executive’s possession or under the Executive’s control or to which the Executive may have access. The Executive will not reproduce or appropriate for the Executive’s own use, or for the use of others, any property, Proprietary Information or Work Product.

(f)    Future Cooperation. The Executive agrees that upon the Company’s reasonable request following the Executive’s termination of employment and provided such cooperation is not adverse to the Executive’s legal interests, the Executive shall use reasonable efforts to assist and cooperate with the Company in connection with the transition of the Executive’s responsibilities, with the defense or prosecution of any claim with respect to which the Executive may have knowledge that is made against or by the Company or its Affiliates (other than by or against the Executive), or in connection with any ongoing or future investigation by, or any proceeding before, any arbitral, administrative, regulatory, self-regulatory, judicial, legislative, or other body or agency involving the Company or any Affiliate. The Company shall pay reasonable out-of-pocket expenses (including travel expenses) incurred in connection with providing such assistance. The Company and the Executive agree that, following the Executive’s termination of employment, the Executive’s cooperation pursuant to this Section 8(f) shall be at mutually agreed upon times in light of the Executive’s other professional responsibilities and pursuant to a reasonable schedule.

9.    Legal and Equitable Remedies.

(a)    Because the Executive’s services are personal and unique and the Executive has had and will continue to have access to and has become and will continue to become acquainted with the Proprietary Information of the Company and its Affiliates, and because any breach by the Executive of any of the restrictive covenants contained in Section 8 would result in irreparable injury and damage for which money damages would not provide an adequate remedy, the Company shall have the right to enforce Section 8 and any of its provisions by injunction, specific performance or other equitable relief, without prejudice to any other rights and remedies that the Company may have for a breach, or threatened breach, of the restrictive covenants set forth in Section 8.

(b)    The Executive irrevocably and unconditionally agrees that any dispute arising as to the parties’ rights and obligations hereunder shall be resolved by confidential binding arbitration in accordance with the rules of the Judicial Arbitration & Mediation Services, Inc. (JAMS). Such arbitration will take place in the City of New York. The arbitrator shall be empowered to decide the arbitrability of all disputes, and shall apply the substantive federal, state, or local law and statute of limitations governing any dispute submitted to arbitration and any arbitration demand must be filed within the applicable limitations period for the claim or claims asserted. In ruling on any dispute submitted to arbitration, the arbitrator shall have the authority to award only such remedies or forms of relief as are provided for under the substantive law governing such dispute. The arbitrator shall issue a written decision that shall include the essential findings and conclusions on which the decision is based (a standard award). Each party consents to the jurisdiction of the state of New York for injunctive, specific enforcement or other relief in aid of the arbitration proceedings or to enforce judgment of the award in such arbitration proceeding, but not otherwise. The award entered by the arbitrator shall be final and binding on all parties to arbitration, and may be entered in any court of competent jurisdiction. The parties shall equally bear all fees and costs unique to the arbitration forum (e.g., filing fees, transcript costs and arbitrator’s fees), except as provided otherwise in statutory claims. The parties shall be responsible for their own attorneys’ fees and costs, except as provided otherwise in statutory claims. The parties agree that any dispute between the parties that is determined to be not subject to arbitration shall be subject to exclusive jurisdiction and venue in the courts of the City of New York.

10.    Acknowledgement of Satisfaction of All Pre-Employment Conditions.

(a)    Right to Work. For purposes of federal immigration law, the Executive will be required to provide to the Company documentary evidence of the Executive’s identity and eligibility for employment in the United States. Such documentation must be provided to the Company within three days following the Effective Date, or the Company’s employment relationship with the Executive may be terminated and this Agreement will be void.

(b)    Verification of Information. By entering into this Agreement, the Executive warrants that all information provided by the Executive is true and correct to the best of the Executive’s knowledge, and the Executive expressly releases all parties from any and all liability for damages that may result from obtaining, furnishing, collecting or verifying such information, as well as from the use of or disclosure of such information by the Company or its agents.

11.    Survival. The respective rights and obligations of the parties under this Agreement (including, but not limited to, under Sections 8 and 9) shall survive any termination of the Executive’s employment or termination or expiration of this Agreement to the extent necessary to the intended preservation of such rights and obligations.

12.    No Mitigation or Set-Off. In no event shall the Executive be obligated to seek other employment or take any other action by way of mitigation of the amounts payable to the Executive under any of the provisions of this Agreement, and such amounts shall not be reduced regardless of whether the Executive obtains other employment. The Company’s obligation to make the payments provided for in this Agreement and otherwise to perform its obligations hereunder shall not be affected by any circumstances, including, without limitation, any set-off, counterclaim, recoupment, defense or other right which the Company may have against the Executive or others.

13.    Section 280G. In the event of a change in ownership or control under section 280G of the Code, if it shall be determined that any payment or distribution in the nature of compensation (within the meaning of section 280G(b)(2) of the Code) to or for the benefit of the Executive, whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise (a “Payment”), would constitute an “excess parachute payment” within the meaning of section 280G of the Code, the aggregate present value of the Payments under the Agreement shall be reduced (but not below zero) to the Reduced Amount (defined below) if and only if the Accounting Firm (described below) determines that the reduction will provide the Executive with a greater net after-tax benefit than would no reduction. No reduction shall be made unless the reduction would provide the Executive with a greater net after-tax benefit. The determinations under this Section shall be made as follows:

(a)    The “Reduced Amount” shall be an amount expressed in present value which maximizes the aggregate present value of Payments under this Agreement without causing any Payment under this Agreement to be subject to the Excise Tax (defined below), determined in accordance with section 280G(d)(4) of the Code. The term “Excise Tax” means the excise tax imposed under section 4999 of the Code, together with any interest or penalties imposed with respect to such excise tax.

(b)    Payments under this Agreement shall be reduced on a nondiscretionary basis in such a way as to minimize the reduction in the economic value deliverable to the Executive. Where more than one payment has the same value for this purpose and they are payable at different times, they will be reduced on a pro rata basis. Only amounts payable under this Agreement shall be reduced pursuant to this Section.

(c)    All determinations to be made under this Section shall be made by an independent certified public accounting firm selected by the Company and agreed to by the Executive immediately prior to the change-in-ownership or -control transaction (the “Accounting Firm”). The Accounting Firm shall provide its determinations and any supporting calculations both to the Company and the Executive within 10 days of the transaction. Any such determination by the Accounting Firm shall be binding upon the Company and the Executive. All of the fees and expenses of the Accounting Firm in performing the determinations referred to in this Section shall be borne solely by the Company.

14.    Notices. All notices and other communications required or permitted under this Agreement or necessary or convenient in connection herewith shall be in writing and shall be deemed to have been given when hand delivered or mailed by registered or certified mail, as follows (provided that notice of change of address shall be deemed given only when received):

If to the Company, to:

1211 Avenue of the Americas

New York, New York 10036

Attn: Chief Executive Officer

If to the Executive, to the most recent address on file with the Company or to such other names or addresses as the Company or the Executive, as the case may be, shall designate by notice to each other person entitled to receive notices in the manner specified in this Section.

15.    Withholding. All payments under this Agreement shall be made subject to applicable tax withholding, and the Company shall withhold from any payments under this Agreement all federal, state and local taxes as the Company is required to withhold pursuant to any law or governmental rule or regulation. The Executive shall bear all expense of, and be solely responsible for, all federal, state and local taxes due from the Executive with respect to any payment received under this Agreement. The Company will use commercially reasonable efforts to establish a relationship with a broker-dealer to facilitate the sale of Shares acquired on the vesting or exercise of any equity or equity-based compensation granted to the Executive by the Company to enable the Executive to satisfy all applicable withholding taxes due in connection with such vesting or exercise; provided that if the Company does not establish any such relationship, the Executive may satisfy such withholding obligations through an automatic Share withholding procedure pursuant to which the Company will withhold, at the time of such vesting or exercise, a portion of the Shares otherwise deliverable to the Executive upon such vesting or exercise with a fair market value not exceeding the minimum amount required to be withheld by applicable law.

16.    Remedies Cumulative; No Waiver. No remedy conferred upon a party by this Agreement is intended to be exclusive of any other remedy, and each and every such remedy shall be cumulative and shall be in addition to any other remedy given under this Agreement or now or hereafter existing at law or in equity. No delay or omission by a party in exercising any right, remedy or power under this Agreement or existing at law or in equity shall be construed as a waiver thereof, and any such right, remedy or power may be exercised by such party from time to time and as often as may be deemed expedient or necessary by such party in its sole discretion.

17.    Assignment. All of the terms and provisions of this Agreement shall be binding upon and inure to the benefit of and be enforceable by the respective heirs, executors, administrators, legal representatives, successors and assigns of the parties hereto, except that the duties and responsibilities of the Executive under this Agreement are of a personal nature and shall not be assignable or delegable in whole or in part by the Executive. The Company may assign its rights, together with its obligations hereunder, in connection with any sale, transfer or other disposition of all or substantially all of its business and assets, and such rights and obligations shall inure to, and be binding upon, any successor to the business or any successor to substantially all of the assets of the Company, whether by merger, purchase of stock or assets or otherwise, which successor shall expressly assume such obligations, and the Executive acknowledges that in such event the obligations of the Executive hereunder, including but not limited to those under Section 8, will continue to apply in favor of the successor.

18.    Company Policies. This Agreement and the compensation payable hereunder shall be subject to any applicable share trading policies, and other policies that may be implemented by the Board from time to time with respect to officers or executives of the Company that do not conflict with this Agreement.

19.    Entire Agreement. This Agreement sets forth the entire agreement of the parties hereto and supersedes any and all prior agreements and understandings concerning the Executive’s employment by the Company and its subsidiaries, including the Manager Entities, other than (a) any severance rights agreement entered into or that may be entered into between the Executive and the Company, (b) all employee retention and severance policies applicable for all employees of Company, (c) RSU award agreements with respect to the 2020 Bonus RSUs and Internalization RSUs, and (d) any separate indemnification agreement entered into between the Company and the Executive and any indemnification obligations set forth in the Company’s bylaws. This Agreement may be changed only by a written document signed by the Executive and the Company.

20.    Severability. If any provision of this Agreement or application thereof to anyone or under any circumstances is adjudicated to be invalid or unenforceable in any jurisdiction, such invalidity or unenforceability shall not affect any other provision or application of this Agreement, which can be given effect without the invalid or unenforceable provision or application, and shall not invalidate or render unenforceable such provision or application in any other jurisdiction. If any provision is held void, invalid or unenforceable with respect to particular circumstances, it shall nevertheless remain in full force and effect in all other circumstances.

21.    Governing Law. This Agreement shall be governed by, and construed and enforced in accordance with, the substantive and procedural laws of New York without regard to rules governing conflicts of law.

22.    Counterparts. This Agreement may be executed in any number of counterparts (including facsimile counterparts), each of which shall be an original, but all of which together shall constitute one instrument.

(Signature Page Follows)

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

ANNALY CAPITAL MANAGEMENT, INC.

/s/ Thomas Hamilton
Name:	Thomas Hamilton
Title:	Chair of the Board of Directors
Date:	February 12, 2020

EXECUTIVE

/s/ David L. Finkelstein
Name:	David L. Finkelstein
Date:	February 12, 2020

EXHIBIT A

2020 Bonus RSUs

Vesting Date:

•	One-third on December 31, 2021
•	One-third on December 31, 2022
•	One-third on December 31, 2023

Accelerated vesting if (1) Company terminates Executive’s employment during the Term other than for Cause, (2) Executive’s employment ends during the Term as a result of death or disability, or (3) Executive resigns for Good Reason during the Term. Accelerated vesting is subject to Executive signing and not revoking a Release.

Internalization RSUs

Vesting Date:

•	One-third on the first anniversary of closing of Internalization
•	One-third on the second anniversary of closing of Internalization
•	One-third on the third anniversary of closing of Internalization

Accelerated vesting if (1) Company terminates Executive’s employment during the Term other than for Cause, (2) Executive’s employment ends during the Term as a result of death or disability, or (3) Executive resigns for Good Reason during the Term. Accelerated vesting is subject to Executive signing and not revoking a Release.

“Cause” and “Good Reason” for purposes of this Exhibit A shall each have the meanings set forth in the Severance Rights Agreement dated the date hereof between the parties hereto.

12